                                                                   EXHIBIT 4.15

                       10% CONVERTIBLE SUBORDINATED NOTE




$                                                              October 28, 1996



     ON OR BEFORE the earlier of (i) May 15, 1997 or (ii) the closing of any public or private debt or equity financing of Maker or its direct or indirect parent corporation exceeding $10.5 million, for value received, the undersigned, WEST OXFORD INDUSTRIES, INC., a Texas corporation ("Maker"),
promises to pay        , at the corporate offices of Maker in Houston, Texas,
or, at Maker's option, by Maker's check mailed to the payee herein name at her
or its address furnished in writing to Maker the principal sum of ($         )
DOLLARS, together with interest on the principal balance hereof from time to time remaining unpaid from October 15, 1996 until maturity at the rate of 10% per annum, such interest to be paid by Maker to the payee herein named at maturity contemporaneously with the then unpaid balance of the principal sum hereof.

     This Note is one of a duly authorized issue of Notes of Maker designated as its 10% Convertible Subordinated Notes issued under that certain Confidential Private Placement Memorandum of Maker dated July 15, 1996 relating to a private placement of a maximum of $1,000,000 in aggregate principal sum of Convertible Subordinated Notes of Maker (the "Convertible Notes"), all of like tenor and effect, issued in varying denominations and maturing as above set forth. Each and all of the Convertible Notes are in parity and pari passu and no one of the Convertible Notes is senior or junior in right of payment to the other, but each and all are of equal rank and dignity.

     The privilege is reserved to pay or prepay, from time to time and at any time, all or any part of the principal amount of this Note, without premium or penalty, provided that a like and proportionate payment or prepayment of principal is made contemporaneously on all other then outstanding Convertible Notes.

     To exercise this prepayment option, Maker shall give written notice at least 7 days prior to the prepayment date specified in the notice to all holders of its Convertible Notes then outstanding at the last address of each holder known to Maker. Upon any partial prepayment of this Note, the holder hereof shall surrender the same to Maker at its principal office in Houston, Texas for endorsement hereon of such prepayment, or, at the option of Maker, in exchange, without charge to the holder for making such exchange, for a new Convertible Note of Maker in the principal amount of the principal sum hereof remaining after credit for such prepayment(s), and otherwise having and containing the same terms and provisions as the Note surrendered.

     At the option of the holder of this Note, at any time after the date hereof and prior to the first to occur of (i) the filing of a Registration Statement with respect to any debt or equity financing of Maker or its direct or indirect parent corporation exceeding $10.5 million, regarding which filing Maker shall give the holder hereof written notice at his or its address as reflected in the books and records of Maker not less than 4 days prior to the filing date, (ii) the prepayment by Maker of all or any part of the unpaid principal amount of this Note in accordance with the foregoing terms hereof or
(iii) the maturity of this Note, but not thereafter, the entire principal amount of this Note, but not any part thereof, may be converted, with respect to the event of the filing of a Registration Statement(s), at any time after the date of the notice of filing until the close of business on the date immediately preceding the date of filing; with respect to the event of a prepayment of this Note, at any time after the date of the notice of prepayment until the close of business on the 3rd day prior to the prepayment date specified in the prepayment notice given by Maker to all holders of its Convertible Notes; and with respect to the maturity of this Note, at any time prior to the date immediately preceding the maturity date hereof, at the then unpaid principal amount of this Note into shares of Common Stock, $0.20 par value per share, of Maker's parent corporation, Striker Industries, Inc. ("Striker") having ordinary voting rights at the conversion price per share which shall be the mean of the high and low trade prices of a share of Common Stock of Striker as quoted in the NASDAQ SmallCap market on the 5th trading day prior to the date of the conversion notice delivered within the applicable conversion period provided herein by the holder to Maker in accordance with the terms hereof. In order to exercise the conversion privilege, the holder of this Note shall give written notice in the form attached to Striker at its corporate offices at One Riverway, Suite 2450, Houston, Texas 77056 to the effect that the holder elects to convert this Note, enclosing this Note with such notice and stating therein the name and address in and to which certificates for shares of Common Stock of Striker shall be issuable and delivered upon such conversion. As promptly as practicable after receipt of such notice and surrender of this Note as aforesaid, Striker shall issue and deliver to the holder, or on his or its written order, a certificate or certificates for the full number of shares of Common Stock of Striker issuable upon conversion of this Note in accordance with the provisions hereof and such conversion shall be deemed to have been effected on the date on which such notice of conversion shall be received by Striker and this Note shall have been surrendered as aforesaid, and the person in whose name any certificate for shares of Common Stock of Striker shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby. When this Note is surrendered to Striker for conversion as aforesaid, it shall promptly be canceled by Maker. No adjustment in respect of interest or dividends will be made upon any conversion. Striker shall not be required to issue any fractional shares of its Common Stock upon conversion of this Note, and all fractional shares shall be rounded up to the nearest whole share.

     In the event of any stock split, stock dividend, combination of shares or other capital reorganization or reclassification of capital stock of Striker, or any additional issuance(s) of shares of Striker Common Stock subsequent to the initial date of issuance of the Convertible Notes, the Board of Directors of Maker shall determine whether or not, and to the extent that, any adjustment should be made to the conversion price stated therein and herein, and by acceptance of this Note, the holder hereby agrees that a determination of Maker's Board of Directors with respect to any such adjustment, if any, shall be conclusive and binding; provided, however, that a stock dividend in an amount equal to 5% or less shall not be deemed to require any adjustment in the conversion price under any circumstance. Further, prior to the conversion of this Note under the terms hereof, no adjustment of the conversion price shall be made with respect to shares of Common Stock of Striker issuable under (i) options, warrants or other rights to purchase or acquire Common Stock, including shares under incentive, restricted or qualified stock options of Striker; (ii) securities of Striker, including shares of its Preferred Stock, and/or other debt securities of Striker, whether senior or subordinated debt securities and whether secured or unsecured, which by their terms are convertible into or exchangeable for Common Stock of Striker; or
(iii) options, warrants or rights to purchase any such convertible or exchangeable securities of Striker. In the event of any adjustment to the conversion price provided herein, Maker shall cause a notice of such adjustment to be mailed to each holder of shares of its Subordinated Notes within 10 days after any such determination.

     Striker shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of Convertible Notes of Maker, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all of Maker's outstanding Convertible Notes and the issuance of shares of its Common Stock in exchange therefor upon conversion thereof. All shares of Common Stock of Striker which shall be issued upon conversion of Convertible Notes of Maker, shall when so issued upon any such conversion, be duly and validly issued, fully paid and nonassessable shares of Striker's Common Stock. The issuance of certificates representing shares of Common Stock of Striker upon conversion of this Note shall be made without charge to the holder hereof.

The indebtedness evidenced by this Note, and any renewal and extension thereof, is and shall be subordinate and junior in right of payment to Senior Indebtedness of Striker and its consolidated subsidiaries, including Maker. As used herein, the term "Senior Indebtedness" means all indebtedness (both principal and interest), obligations and liabilities of Striker and its consolidated subsidiaries heretofore, contemporaneously or hereafter incurred (including, without limitation, any renewals, extensions, amendments or modifications -thereof without notice to or the consent of the holders of any of the Convertible Notes), other than indebtedness evidenced by the Convertible Notes (each and all of which, as above provided, are in parity and pari passu, with no one thereof being senior or junior in right of payment to the other and all of which are of equal rank and dignity), including this Note, unless by the terms of the instrument or instruments creating or evidencing such indebtedness it is provided that such indebtedness is not senior to the Convertible Notes. Without limiting the effect of the foregoing, the term "subordinate and junior" as used herein shall include within its meanings the following: that (i) in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith relative to Striker and its consolidated subsidiaries and its or their creditors or property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of Striker and its consolidated subsidiaries, whether or not involving insolvency or bankruptcy, or in the event of any assignment for the benefit of creditors or any other marshaling of assets of Striker and its consolidated subsidiaries, then all Senior Indebtedness shall first be paid in full, or such payment be provided for, before any payment shall be made on account of any of the Convertible Notes (but in any of such events, after the payment of all Senior Indebtedness, payment on account of the Convertible Notes shall be made before any payment is made or any assets of Striker or its consolidated subsidiaries are set apart for payment or distribution to the holders of capital stock of Striker), and (ii) in the event that the Convertible Notes are declared due and payable in the manner hereinafter provided because of the occurrence of an Event of Default, holders of the Convertible Notes shall be entitled to payment only after there shall first have been paid in full Senior Indebtedness, or such payment shall have been provided for.

In the event one or more of the following Events of Default shall have occurred and be continuing (and the term "Event(s) of Default as used herein shall mean any one or more of the following events or conditions):

(a) Default in the payment by Maker when due of the interest on, or the principal sum of, any of the Convertible Notes when the same shall be due and payable under the terms and provisions thereof and continuance of such failure for a period of 10 business days;

(b) The filing by Maker, Striker or any wholly-owned subsidiary of Striker (Maker, Striker and/or any of wholly-owned subsidiary of Striker being hereinafter in this subparagraph (b) referred to singly or in the aggregate, as the case may be, as "Striker") of a petition in voluntary bankruptcy, or the making by Striker of a general assignment for the benefit of creditors, or the filing by it of any petition or answer seeking or consenting to a reorganization, arrangement, adjustment, composition, liquidation, dissolution, winding-up or any other such relief for itself or its creditors, or the filing of an answer by Striker admitting the material allegations of the petition filed against it in any such proceeding, or the consenting by Striker to, or the acquiescence of Striker in, the appointment of any receiver, trustee, liquidator (or other person or entity exercising similar functions) of Striker or of all or any substantial part of the property of Striker;

then and in each and every such case, unless the principal of all of the Convertible Notes shall have already become due and payable, holders of Convertible Notes entitled to payment of at least 75% in aggregate unpaid principal amount of the Convertible Notes then outstanding, but not otherwise, shall, upon 10 days' written notice to Maker of default (such notice to identify the Event of Default) declare the unpaid principal of, and all accrued and unpaid interest on, the Convertible Notes then outstanding, including this Note, to be due and payable and upon any such declaration, the same shall be and become immediately due and payable. This provision, however, is subject to the condition that it at any time before the principal of the Convertible Notes shall have been so declared due and payable, all Events of Default shall have been cured, then such Events of Default shall be deemed to have been waived by the holders of the Convertible Notes. This provision is subject to the further condition that it at any time after the unpaid principal of and accrued and unpaid interest on the Convertible Notes shall have been so declared due and payable, and before any judgment or decree for the payment of monies due shall have been obtained or entered, Maker shall pay or shall deposit with a paying agent a sufficient sum to pay all accrued and unpaid interest upon all of the Convertible Notes and every other Event of Default hereunder shall have been made good, then and in every such case, the holders of not less than 75% in aggregate unpaid principal amount of the Convertible Notes then outstanding, by written notice to Maker, may waive all defaults and rescind and annul such declaration and its consequences; but no such waiver or rescission or annulment shall extend to or shall affect any subsequent Event of Default or impair any right hereunder consequent thereon. The holder of this Note shall have no right to institute any suit, action or proceeding in equity or in law for the execution of any power conferred hereunder or for the appointment of a receiver or for the enforcement of any other remedy under or upon this Note unless such holder, with the joinder of other holders of Convertible Notes of Maker entitled to payment of at least 75% in aggregate unpaid principal amount of the Convertible Notes then outstanding, including this Note, shall previously have given Maker written notice of an existing Event of Default and of the continuance thereof as hereinabove provided. Such notification is hereby declared in every such case to be a condition precedent to any action or cause of action hereunder or upon the Convertible Notes or for the appointment of a receiver or for any other remedy hereunder. No delay or omission of the holder of Convertible Notes, including this Note, to exercise any right or power of such holder(s) accruing upon or after occurrence of an Event of Default and continuance thereof as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given hereunder to holders of the Convertible Notes may be exercised from time to time and as often as may be deemed expedient by the holders of the Convertible Notes. No remedy herein conferred upon the holders of Convertible Notes, including this Note, is intended to be exclusive of any other remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute, subject only to the foregoing provisions hereof. Whenever in the Convertible Notes it is provided that holders of a specified percentage in aggregate unpaid principal amount of the Convertible Notes then outstanding may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking of any such action the holders of Convertible Notes of such specified percentage have joined therein may be conclusively evidenced and established by any instrument or any number of instruments of similar tenor executed by holders of Convertible Notes in person or by agent or proxy duly and lawfully appointed in writing. The fact and date of the execution by any holder of a Convertible Note of any instrument may be proved by the certificate of any Notary Public or other officer of any jurisdiction within the United States authorized to take acknowledgment of deeds to be recorded in such jurisdiction, or any United States consular official, stating therein that the person executing such instrument acknowledged to him the execution thereof or by an affidavit of the witness to such execution sworn to before any such Notary Public or United States consular official.

Any notice, request, instruction, consent, demand or other communication at any time required or permitted to be given or furnished hereunder shall be deemed sufficiently given or furnished if in writing and delivered personally to the party to be notified or deposited in the United States mail in first class registered or certified mail form, with return receipt requested, postage prepaid, or by facsimile transmission, if to Striker, addressed to it at its address above set forth or by facsimile transmission to (713) 622-9410, and if to the holder of this Note, at or to his or its address or facsimile number, if available, as reflected in the books and records of Maker. Notice by personal delivery shall be effective upon receipt; notice deposited in the United States mail in the manner aforesaid shall be effective on the date of receipt or the third day after the same is deposited in the

United States mail in such form, whichever is earlier, and notice sent by facsimile transmission shall be effective upon confirmation to the notifying party of receipt of the transmission.

     The maker hereof and all endorsers, sureties and guarantors hereof, as well as all other persons liable or to become liable on this Note, hereby waive grace, notice, including, but not limited to, notice of acceleration of notice of intent to accelerate, demand for presentment for payment, notice of nonpayment, protest, notice of protest and/or dishonor, filing of suit and diligence in collection, as well as any notice of or defense on account of the extension of time for payment or change in the method of payment hereof and consent to any and all renewals and extensions in the time of payment hereof

     Notwithstanding any foregoing provision of this Note to the contrary, the indebtedness evidenced by this Note may be satisfied and paid in full, and shall be canceled, in exchange for and upon issuance to the payee herein named of a number of shares of Common Stock of Maker's direct or indirect parent corporation under the circumstances described, and calculated in the manner set forth, in sections 2 and 3 of that certain letter agreement of even date herewith between the payee herein named and Maker's parent corporation, Striker Industries, Inc., a copy of which is attached hereto, marked Exhibit A for identification and hereby made a part hereof for all pertinent purposes.

     THIS NOTE HAS BEEN ACQUIRED BY THE PAYEE HEREIN NAMED FOR HIS OR ITS OWN ACCOUNT AS PRINCIPLE AND WITHOUT INTENT TO DISTRIBUTE OR RESELL THE SAME, IN WHOLE OR IN PART. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES' LAWS (COLLECTIVELY HEREIN THE "ACTS"); ACCORDINGLY, IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE NOTE UNDER ANY OF THE APPLICABLE ACTS, OR AN OPINION OF COUNSEL SATISFACTORY TO MAKER TO THE EFFECT THAT SUCH REGISTRATIONS ARE NOT REQUIRED.

                                     WEST OXFORD INDUSTRIES, INC.

                                     By:
                                        ----------------------------------------
                                        Matthew D. Pond, Chief Financial Officer

     The signature of Striker Industries, Inc. below is for the purpose of evidencing its understanding of agreement and consent to, the provisions of the above and foregoing Note which relate to issuance of shares of Common Stock of Striker Industries, Inc. or its parent corporation upon conversion of, or in full payment and cancellation of and exchange for, the Note, as more fully provided in the Note and in Exhibit A thereto.

                                     Striker Industries, Inc.
                                     By:
                                        ----------------------------------------
                                        David A. Collins, CEO

                               CONVERSION NOTICE



Striker Industries, Inc.
One Riverway, Suite 2450
Houston, Texas 77056


The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note into shares of Common Stock of Striker Industries, Inc. and directs that the shares issuable and deliverable upon the conversion be issued in the name of and delivered to the undersigned at the address designated below.

The Note of the undersigned being converted hereby is enclosed herewith for surrender, cancellation and delivery to the Maker thereof


                                        --------------------------------------
                                        Name


                                        --------------------------------------
                                        Address


                                        --------------------------------------


                                        --------------------------------------
                                        Social Security or Federal ID#

Dated        , 1996
                                        --------------------------------------
                                        Signature of Noteholder

                                                      PERSONAL AND CONFIDENTIAL


W. David A. Collins
President and CEO
Striker Industries, Inc.
One Riverway, Suite 2450
Houston, Texas 77056

Dear Mr. Collins:


Based on our discussions and a review of the information provided to us on a confidential basis, we are aware that Striker Industries, Inc. (the "Company") is currently engaged in efforts to consummate a merger combination transaction with one of the oldest names in the roofing industry which has a substantial market share of the national residential roofing market, a vertically integrated manufacturing process and annual revenues of approximately $300 million. The existing operations of both the Company and this merger partner would be folded into a new entity named GSR Industries, Inc..

In order to assist the Company to accomplish such pending merger combination transaction, the undersigned ("Lender") is prepared to provide and fund at the Company's direction to its wholly-owned subsidiary, West Oxford Industries, Inc. (the "Subsidiary"), a bridge loan facility in the amount of $__________ (the "Loan") to be evidenced by that certain Convertible Subordinated Promissory Note (the Note") of the Subsidiary in the original principal amount of the Loan to be issued to Lender on the terms more fully described therein and in that certain Confidential Private Placement Memorandum of the Subsidiary dated July 15, 1996 and in the Subscription Agreement of Lender with respect thereto executed and delivered to the Subsidiary of even date herewith.

In consideration of such Loan to the Subsidiary, and as a material inducement to Lender in connection therewith, the Company hereby agrees with Lender as follows:

     1. If the Note is not converted prior to its maturity date, at the time of payment of the Note at maturity, or upon prepayment at any time prior to maturity of all then remaining unpaid principal of the Note, the Company shall issue and deliver to Lender a number of restricted shares of Common Stock of the Company (and as used throughout the balance of this letter, the term "Company" shall include GSR Industries, Inc., the ultimate parent corporation of Striker Industries, Inc., as appropriate) determined by dividing the then unpaid principal of the Note by the offering price to the public of a share of Common Stock of the Company in a public offering of shares of Common Stock of the Company occurring near-simultaneously with consummation of the merger combination transaction referred to above. In addition, within 30 days after the maturity date of the Note, the Company, at its expense and one time only, will amend, if possible, any existing Registration


                                   EXHIBIT A

Statement on Form S-3, or will file a separate Registration Statement on Form S-3, with respect to an offering of the shares issued to Lender pursuant to the preceding sentence and will use its best efforts to cause such Registration Statement to become effective and to remain effective for such period of time as is permitted under rules and regulations promulgated be the SEC.

     2. In the event that the Note has not been converted and a public offering of shares of Common Stock of the Company does not take place prior to maturity of the Note, at the option of the Company, at maturity of the Note, the Company shall either (i) cause the Note and all accrued interest thereon (less an amount equal to the aggregate par value of the shares of the Company's Common Stock hereinafter mentioned to be issued contemporaneously therewith) to be paid by the Subsidiary and shall issue and deliver to Lender a number of restricted shares of Common Stock of the Company, $.20 par value per share, determined by dividing the unpaid principal balance of the Note at maturity by the mean of the high and low trade prices of a share of Common Stock of the Company as quoted in the NASDAQ SmallCap market on the maturity date of the Note, or (ii) the Company shall issue and deliver to Lender, in full payment and cancellation of and exchange for the Note, a number of restricted shares of Common Stock of the Company determined by dividing the original principal amount of the Note by the lesser of 50% of (x) the mean of the high and low trade prices of a share of Common Stock of the Company as quoted in the NASDAQ SmallCap market during the 10 trading days immediately following the date of funding of the Loan, or (y) the mean of the high and low trade prices of a share of Common Stock of the Company as quoted in the NASDAQ SmallCap market on the date of filing of the Registration Statement (or amendment thereto) referred to in the last sentence of this section #2. In the event the mean of the applicable high and low trade prices of a share of Common Stock of the Company, determined under the applicable provision of subsection (ii) of the preceding sentence, exceeds $3 per share, such mean per share amount shall be reduced to, and shall then be deemed to be, $3 for share calculation purposes under said subsection (ii) of this section 2. In addition, within 30 days after the maturity date of the Note, the Company, at its expense and one time only, will amend, if possible, any existing Registration Statement on Form S-3, or will file a separate Registration Statement on Form S-3, with respect to an offering of the shares issued to Lender pursuant to the preceding sentence and will use its best efforts to cause such Registration Statement to become effective and to remain effective for such period of time as is permitted under rules and regulations promulgated by the SEC.

     3. In the event the Note is not converted and the Company fails to comply with either #1 or #2 above, whichever is applicable, Lender shall then be entitled to receive from the Company, in full payment and cancellation of and exchange for the Note, a Warrant to purchase twice the number of restricted shares of the Company to which it is entitled under whichever of #1 or #2 is applicable hereunder at any time during a period of two years at an exercise price of $.25 per share. Following exercise of the Warrant by Lender with respect to all shares of Common Stock underlying the Warrant, the Company will have the same obligation to amend or file a Registration Statement on Form S-3 with respect to an offering by Lender of the shares issued to it upon an exercise of the Warrant as is provided above under #1 and #2.

Please signify your agreement to the foregoing by signing this letter in the space provided for your signature below and return a fully signed copy hereof to the undersigned.

Very truly yours,

---------------------------
By:
   ------------------------
                   (Title)


AGREED:
Striker Industries, Inc.

BY:                                           Date: October 28, 1996
   ------------------------
    David A. Collins, CEO